Exhibit 99.1

Five Oaks Investment Corp. Commences Transition in Strategy with Acquisition of a Commercial Real Estate Loan Portfolio and Originator

Acquisition a first and significant step in transitioning the strategy of the Company

NEW YORK, April 30, 2018 /PRNewswire/ -- Five Oaks Investment Corp. (NYSE: OAKS) ("Five Oaks" or the "Company") announced today that it acquired 100% of the equity interests of Hunt CMT Equity LLC (the "Transaction") from Hunt Mortgage Group for an aggregate purchase price of approximately $68 million. Assets of Hunt CMT Equity LLC include the junior retained notes and preferred shares of a commercial real estate collateralized loan obligation ("CLO"), a licensed commercial mortgage lender and eight (8) loan participations.

The Transaction is part of the Company's previously announced reallocation of capital into new investment opportunities in the commercial real estate mortgage space. The Company believes that it is a significant positive step in transitioning its strategy to include transitional commercial mortgage loans which are expected to be positive to stockholder returns while lowering overall leverage. The Company funded the Transaction through sales of residential mortgage-backed securities and available cash.

The Transaction was, in accordance with the Company's related party transactions policies and procedures, unanimously approved by the Company's audit committee, which is comprised of all of the independent directors of the board. In addition, the Company obtained independent third-party valuation support for the Transaction.

The assets of the CLO consist of performing transitional floating rate commercial mortgage loans with a portfolio balance of $346.3 million as of March 31, 2018, collateralized by a diverse mix of property types, including multifamily, retail, office, mixed-use, industrial and student housing. The securitization pool is financed by $290.7 million of investment-grade notes that bear a weighted-average cost of 138 basis points over one-month LIBOR, excluding fees and transaction costs. The CLO has a replenishment period that allows principal proceeds from repayments of the portfolio assets to be reinvested in qualifying replacement assets, subject to certain conditions. As of March 31, 2018, the CLO had $2.9 million of cash available for reinvestment.

James Flynn, the CEO of Five Oaks, stated, "This transaction provides the Company with attractive floating rate investments which we anticipate will produce higher returns for our investors while decreasing our overall leverage. The CLO securitization acquired in the Transaction provides the Company with competitive match term financing with significant reinvestment capabilities. In addition, the inclusion of a licensed commercial mortgage originator will support the Company's continued growth in this space."

Chris Hunt, Chairman of Five Oaks, stated, "This transaction provides an important step towards the Company's long term transition to a commercial mortgage focused strategy. The CLO assets were all originated by an affiliate of our manager and are indicative of the quality of assets we envision the Company investing in moving forward."

Michael Larsen, the President of Five Oaks, stated, "This Transaction is the first of what we anticipate to be a series of similar ongoing investments by the Company in the commercial mortgage space. As this transaction shows, Hunt provides the Company with access to attractive investments and financing that well position the Company as it focuses on its new strategy. We are pleased to be able to begin the process of reallocating the Company's capital and executing transactions in line with the Company's new strategic direction."

Dentons US LLP served as Five Oaks' legal advisors. Clifford Chance LLP served as Hunt's legal advisors.

About Five Oaks Investment Corp.

Five Oaks Investment Corp. (the "Company") is a Maryland corporation that has historically focused primarily on investing in, financing and managing residential mortgage-backed securities, multi-family mortgage backed securities, mortgage servicing rights and other mortgage-related investments. Going forward, the Company expects to increase its investments in the commercial real estate mortgage space. The Company's objective remains to deliver attractive cash flow returns over time to its investors. Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/ or the Company website www.fiveoaksinvestment.com or by directing requests to: Five Oaks Investment Corp., 230 Park Avenue, 19th Floor, New York, NY 10169, Attention: Investor Relations.

Five Oaks Investment Corp. is externally managed and advised by Hunt Investment Management, LLC. More information regarding Hunt Investment Management is described in its brochure (Part 2A of Form ADV) available at www.adviserinfo.sec.gov.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking information about Five Oaks and the Transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "potential," "pro forma," "seek," "intend" or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Five Oaks and its subsidiaries. Five Oaks cautions readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.

CONTACT: David Oston, Chief Financial Officer, Five Oaks Investment Corp., (212) 588 2049